Exhibit 15.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Domtar Corporation:

We have reviewed the accompanying consolidated interim balance sheet of Domtar Corporation as of April 1, 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the three-month period ended April 1, 2007. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Richmond, Virginia

June 14, 2007